As filed with the Commission on February 26, 2008	File No. 333-139008

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

Post Effective Amendment No. 1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

JOMAR SPECIALTIES, INC.
(Name of small business issuer in its charter)

FLORIDA	2752	59-2318378
(State of jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employee Identification No.)

3129 Tyrone Blvd., St. Petersburg, Florida 33710, Phone: (727) 381-2658

(Address and telephone number of principal executive offices)

Mary E. Flad

4820 71st Way North, St. Petersburg, Florida 33709

Phone: (727) 381-2658

(Name, Address and Telephone Number of Agent For Service)

Copies to:

Harrison Law, P.A.

Diane J. Harrison, Esq.

6860 Gulfport Blvd. South, #162, South Pasadena, FL 33707

(Telephone) 941-723-7564 (Facsimile) 941-531-4935

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462 (d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering  [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box [  ]

Post Effective Amendment No. 1

JOMAR SPECIALTIES, INC.

A Registration Statement on Form SB-2, as amended (the “Registration Statement”) (SEC File No. 333-139008), was filed by Jomar Specialties, Inc. (the “Company”) and was declared effective by the Securities and Exchange Commission on April 24, 2007. Of the Company’s 1,508,000 shares of common stock issued and outstanding, the Registration Statement registered 708,000 shares owned by fifty-one (51) selling shareholders. These 708,000 shares of the Company’s common stock were registered to be sold by selling shareholders at an initial price of $0.50 per share.

The Offering was for a period of nine months from the date of effectiveness of the Registration Statement on Form SB-2.  During the offering period, no stock was sold by any selling shareholder.  The Company closed the offering effective January 24, 2008.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Post-Effective Amendment No.1 to the Registration Statement to be signed on its behalf by the undersigned, in the City of St. Petersburg, State of Florida, on February 26, 2008.

(Registrant) Jomar Specialties, Inc.
By: /s/ Joseph P. Flad, Jr.
Joseph P. Flad, Jr.
President, Chairman of the Board of Directors

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Name	Title	Date
/s/Joseph P. Flad, Jr.	President, Principal Executive Officer, Chairman of the Board of Directors	February 26, 2008
Joseph P. Flad, Jr.
/s/Mary E. Flad	Secretary, Treasurer, Principal Financial Officer, Principal Accounting Officer, Director	February 26, 2008
Mary E. Flad

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